SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 2
                                       to
                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934

                               Organogenesis, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)+


                                    68590600
                                 (CUSIP Number)

                            Stanmore Associates, L.P.
                               41 East 42nd Street
                            New York, New York 10017
                                 (212) 682-2770
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                March 31, 1997
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]


                               Page 1 of 16 pages

                                  SCHEDULE 13D
CUSIP No. 68590600                                           Page 2 of 16 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stanmore Associates, L.P.
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   WC
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             2,200 (See Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             Not Applicable
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        2,200 (See Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               2,200
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               less than .1%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 68590600                                            Page 3 of 16 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Stanmore Corporation

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   WC
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  NEW YORK
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             2,200 (See Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             Not Applicable
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               2,200 (See Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               2,200
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               less than .1%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.  68590600                                           Page 4 of 16 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Alan Ades
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             909,425 (see Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             95,600 (see Item 5)
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               909,425 (see Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        95,600 (see Item 5)
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               1,005,025
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               4.3%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.  68590600                                          Page 5 of  16 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Ita Josette Ades
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK

--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             3,000 (see Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             Not Applicable
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               3,000 (see Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               3,000
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               less than .1%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.  68590600                                          Page 6 of  16 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Maurice Ades

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  NEW YORK


--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             39,187 (see Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             Not Applicable
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               39,187 (see Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               39,187
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.2%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.  68590600                                          Page 7 of  16 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Robert Ades

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK

--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             30,000 (see Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             Not Applicable
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               30,000 (see Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               30,000
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.1%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.  68590600                                          Page 8 of  16 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Dennis Erani
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                  PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  NEW YORK
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             164,000 (see Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             Not applicable
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               164,000 (see Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               164,000
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.7%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.  68590600                                           Page 9 of 16 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Albert Erani
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             989,439 (see Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             95,600 (see Item 5)
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               989,439 (see Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        95,600 (see Item 5)
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               1,085,039
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               4.7%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.  68590600                                          Page 10 of 16 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Barbara Erani
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  NEW YORK
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             40,088 (see Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             Not Applicable
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               40,088 (see Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               40,088
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.2%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

                         AMENDMENT NO. 2 TO SCHEDULE 13D


ITEM 1. SECURITY AND ISSUER.

         This statement amends the Schedule 13D dated January 22, 1997, as amended, most recently by Amendment No. 1 dated September 22, 1997. (the "Schedule 13D") filed by Stanmore Associates, L.P. and the other Filing Persons named therein relating to the Common Stock, $.01 par value (the "Common Stock"), of Organogenesis, Inc., a Delaware corporation (the "Company"). Notwithstanding this Amendment No. 2, the Schedule 13D speaks as of its date. Capitalized terms used herein without definition have the meanings assigned to them in the
Schedule 13D.


ITEM  3  OF  THE   SCHEDULE   13D  ,  "SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER
CONSIDERATION,"  IS  AMENDED  TO ADD  THE  FOLLOWING  NEW  PARAGRAPH  AT THE END
THEREOF:

         As of April 8, 1998, the Filing Persons beneficially owned an aggregate of 2,270,739 shares of Common Stock, all of which were acquired in the open market. The aggregate purchase price for shares acquired subsequent to the filing of Amendment No. 1 to the Schedule 13D was $8,262,927. The costs of the purchases by Stanmore were funded out of working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business. The costs of the purchases made by the other Filing Persons were funded out of personal funds, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

ITEM 5(a) AND 5(c) OF THE SCHEDULE 13 D, "INTEREST IN SECURITIES OF THE ISSUER," ARE AMENDED AND RESTATED IN THEIR ENTIRETY AS FOLLOWS:

         (a) The Filing Persons beneficially own an aggregate of 2,270,739 shares of Common Stock, representing approximately 9.8% of the shares of Common Stock./1/ Stanmore beneficially owns 2,200 of such shares (less than .1%); Stanmore Corporation beneficially owns 2,200 of such shares (less than .1%); Alan Ades beneficially owns 1,005,025 of such shares (4.3%); Ita Josette Ades beneficially owns 3,000 of such shares (less than .1%); Maurice Ades beneficially owns 39,187 of such shares (.2%); Robert Ades beneficially owns 30,000 of such shares (.1%); Dennis Erani beneficially owns 164,000 of such shares (.7%); Albert Erani beneficially owns 1,085,039 of such shares (4.7%); and Barbara Erani beneficially owns 40,088 of such shares (.2%).


--------------

/1/ Based upon 23,166,056 shares of Common Stock reported by the Company to be outstanding as of March 2, 1998 in its Annual Form 10-K for the year ended December 31, 1997.


                               Page 11 of 16 Pages

         (c) Except as set forth on Schedule I annexed hereto, the Filing Persons have not effected any transactions in the Common Stock during the past 60 days. All such transactions were effected in the open market.


                               Page 12 of 16 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  April 8, 1997


                                        Stanmore Associates, L.P.

                                           By: Stanmore Corporation
                                                   general partner

                                             /s/ Albert Erani
                                             ---------------------
                                             Name:  Albert Erani
                                             Title: Vice President


                                        Stanmore Corporation, Inc.

                                             /s/ Albert Erani
                                             ---------------------
                                             Name:  Albert Erani
                                             Title: Vice President


                                        /s/ Alan Ades
                                        ---------------
                                        Alan Ades


                                        /s/ Albert Erani
                                        ---------------
                                        Albert Erani


                                        Ita Josette Ades

                                             /s/ Albert Erani
                                             ----------------------
                                             By:   Albert Erani
                                             Her:  Attorney in Fact

                                        Maurice Ades

                                             /s/ Albert Erani
                                             ----------------------
                                             By:   Albert Erani
                                             His:  Attorney in Fact

                                        Robert Ades

                                             /s/ Albert Erani
                                             ----------------------
                                             By:   Albert Erani
                                             His:  Attorney in Fact


                               Page 13 of 16 Pages

                                        Barbara Erani

                                             /s/ Albert Erani
                                             ----------------------
                                             By:   Albert Erani
                                             His:  Attorney in Fact

                                        Dennis Erani

                                             /s/ Albert Erani
                                             ----------------------
                                             By:   Albert Erani
                                             His:  Attorney in Fact


                               Page 14 of 16 Pages

                                   SCHEDULE I

                             TRANSACTIONS IN COMMON
                          STOCK OFORGANOGENESIS, INC.
                         DURING THE PROECEDING 60 DAYS

Shares Purchased by Albert Erani

                Number of
                 Shares              Price Per
 Date           Purchased              Share                Total Cost
-------        ------------         ------------            -----------

02/09/98             2                  22.500            $       45
03/31/98           700                  33.750                23,660
03/31/98           100                  34.000                 3,405
03/31/98         2,000                  34.250                68,600
03/31/98         1,000                  34.375                34,425
03/31/98         1,000                  34.375                34,425
03/31/98         2,000                  34.375                68,850
03/31/98           400                  34.438                13,795
03/31/98           750                  34.438                25,866
03/31/98         3,600                  34.500               124,380
03/31/98         4,750                  34.500               164,113


Shares Purchased by Rebecca Ades

                Number of
                 Shares              Price Per
 Date           Purchased              Share                Total Cost
-------        ------------         ------------            -----------

02/12/98          625                  22.125                13,896


Shares Purchased by Alan Ades


                 Number of
                   Shares           Price Per
Date             Purchased            Share                Total Cost
----             ---------            -----                 ----------

03/31/98          700                  33.750            $   23,660
03/31/98          100                  34.000                 3,405
03/31/98        2,000                  34.250                68,600
03/31/98        1,000                  34.375                34,425
03/31/98        1,000                  34.375                34,425
03/31/98        2,000                  34.375                68,850
03/31/98          400                  34.438                13,795
03/31/98          750                  34.438                25,866
03/31/98        3,600                  34.500               124,380
03/31/98        4,750                  34.500               164,113